Exhibit (b)(6)

CASH ACCOUNT TRUST

INVESTORS CASH TRUST

INVESTORS MUNICIPAL CASH FUND

SCUDDER BLUE CHIP FUND

SCUDDER HIGH INCOME SERIES

SCUDDER HIGH INCOME TRUST

SCUDDER MONEY FUNDS

SCUDDER MULTI-MARKET INCOME TRUST

SCUDDER MUNICIPAL INCOME TRUST

SCUDDER STATE TAX-FREE INCOME SERIES

SCUDDER STRATEGIC INCOME FUND

SCUDDER STRATEGIC INCOME TRUST

SCUDDER STRATEGIC MUNICIPAL INCOME TRUST

SCUDDER TARGET FUND

SCUDDER TECHNOLOGY FUND

SCUDDER TOTAL RETURN FUND

SCUDDER U.S. GOVERNMENT SECURITIES FUND

SCUDDER VARIABLE SERIES II

TAX-EXEMPT CALIFORNIA MONEY MARKET FUND

Certificate of Secretary

On November 16, 2005, the Board of the above referenced Funds (each a “Fund”), each a Massachusetts business trust, adopted the following resolution amending Section 4.5 of the Fund’s By-Laws to read as stated in the attached Exhibit:

RESOLVED, that the amendment to the By-Laws of the Fund, as presented to this meeting, be, and they hereby are, approved.

IN WITNESS WHEREOF, I hereunto set my hand this 3rd day of March, 2006.

/s/ John Millette
John Millette
Secretary

AMENDMENT TO BY-LAWS

NOVEMBER 16, 2005

Section 4.5 of the Funds’ By-Laws shall be amended to read as follows:

Section 4.5 Chairman of the Board. The Chairman of the Board of Trustees, if one is so appointed, shall be chosen from among the Trustees and may hold office only so long as he continues to be a Trustee. The Chairman of the Board, if any is so appointed, shall preside at all meetings of the shareholders and of the Trustees at which he is present; and shall have such other duties and powers as specified herein and as may be assigned to him by the Trustees. In the absence of the Chairman of the Board, another Trustee who is not an “interested person” of the Trust (as defined in the Investment Company Act of 1940, as amended) shall preside at all meetings of Trustees.